#103334156v5 BOARD SERVICE AGREEMENT September 11, 2026 Ms. Teri Bariquit At the address on file with the Company Dear Teri: This Board Service Agreement (the “Agreement”) confirms the agreement between you and Rent the Runway, Inc. (together with its subsidiaries, the “Company”) describing the terms and conditions of your role as non-executive Chair of the Company’s Board of Directors (the “Board”). As of September 14, 2025 (the “Effective Date”), this Agreement shall supersede and replace that certain Services Agreement, dated as of November 1, 2025, by and between you and the Company (the “Prior Agreement”), including, without limitation, each statement of work issued under the Prior Agreement. 1. Role. On the Effective Date, you will (i) cease serving as interim Chief Executive Officer and President of the Company and (ii) serve as Chair of the Board. During your service as Chair of the Board, you will have such duties, authorities, and responsibilities as the Board may designate from time to time that are not inconsistent with your position as Chair of the Board. 2. Cash Compensation. You will receive an annualized cash retainer equal to $150,000 (the “Cash Retainer”) while you are serving as Chair of the Board. The Cash Retainer will be paid to you quarterly in arrears within 30 days following the end of each applicable fiscal quarter and will be pro-rated for any partial fiscal quarters that you serve as Chair of the Board. 3. Equity Compensation. On the Effective Date, you will be granted an award of restricted stock units denominated in shares of Class A common stock of the Company having an aggregate Fair Market Value (as defined in the Company’s Non-Employee Director Compensation Program, adopted on December 16, 2025 (the “Program”)) of $120,000, multiplied by a fraction, the numerator of which is the number of days from and including the Effective Date up to but not including July 14, 2027, and the denominator of which is 365 (the “RSU Award”). The RSU Award will vest in full on the earliest to occur of (i) July 14, 2027 or (ii) immediately before the 2027 regular Annual Meeting of Shareholders, subject to your service on the Board through the applicable vesting date. The RSU Award will be subject to the terms and conditions of the Program, the Plan (as defined in the Program), and an award agreement. [signature page follows]

#103334156v5 Please indicate your agreement with the above terms by signing below. Very truly yours, /s/ Cara Schembri Cara Schembri Chief Legal and Administrative Officer Rent the Runway, Inc. I agree to the terms of this Agreement. /s/ Teri Bariquit Teri Bariquit